Exhibit 7.11

Strictly Confidential	Execution Version

SHARE PURCHASE AGREEMENT

Among

CAMPUS HOLDINGS LIMITED,

BARING PRIVATE EQUITY ASIA V HOLDING (4) LIMITED,

ORIENTAL EMINENT VENTURES LIMITED

and

INFINITE VICTORY VENTURES LIMITED

Dated September 6, 2019

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SECTION 10 INDEMNIFICATION		13

10.1.	General Indemnity.	13

SECTION 11 TERMINATION		14

11.1.	Effective Date; Termination	14

11.2.	Events of Termination	14

11.3.	Effect of Termination; Survival	15

SECTION 12 NOTICES		15

12.1.	Notices	15

12.2.	Addresses and Fax Numbers	16

SECTION 13 MISCELLANEOUS		16

13.1.	No Partnership	16

13.2.	Amendment	16

13.3.	Waiver	16

13.4.	Entire Agreement	16

13.5.	Severability	16

13.6.	Counterparts	17

13.7.	Transfer; Assignment	17

13.8.	Further Assurances	17

13.9.	Remedies	17

SECTION 14 GOVERNING LAW AND JURISDICTION		17

14.1.	Governing Law	17

14.2.	Dispute Resolution	17

ii

SCHEDULES

Schedule 1	PARTICULARS OF THE COMPANY

Schedule 2	SELLERS WARRANTIES

Schedule 3	INVESTORS WARRANTIES

Schedule 4	SELLER ACCOUNTS

Schedule 5	Part A: PAYMENT SCHEDULE Part B: COMPLETION SCHEDULE

iii

SHARE PURCHASE AGREEMENT (this “Agreement”) made on September 6, 2019

AMONG:

(1)                                 BARING PRIVATE EQUITY ASIA V HOLDING (4) LIMITED, a British Virgin Islands company limited by shares with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands (the “Fund Seller”); and

(2)                                 CAMPUS HOLDINGS LIMITED, a British Virgin Islands company limited by shares with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands (the “Campus Seller” and together with the Fund Seller, the “Sellers”); and

(3)                                 ORIENTAL EMINENT VENTURES LIMITED, a British Virgin Islands company limited by shares with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands (the “Primary Investor”); and

(4)                                 INFINITE VICTORY VENTURES LIMITED, a British Virgin Islands company limited by shares with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands (the “Co-Investor” and collectively with the Primary Investor, the “Investors”).

RECITALS:

(A)                               The Fund Seller owns 2,882,295 (the “Fund Shares”) of the issued Shares (defined below) of Ambow Education Holding Ltd., a Cayman Islands exempted company (the “Company”) and the Campus Seller owns 398,152 (the “Campus Shares” and together with the Fund Shares, the “Sale Shares”) of the issued Shares, which, for the avoidance of doubt, shall include any such Shares represented by American depositary shares).

(B)                               The Company is listed on the NYSE American LLC.

(C)                               The Parties are contemporaneously entering into a Settlement Agreement regarding that certain Participation Agreement dated as of October 26, 2011 and a Deed of Release regarding that certain share charge and that certain investor share charge, each dated 26 October 2011, providing for the mutual release and settlement of the obligations and charges referred to therein, all upon the terms and subject to the conditions set forth therein.

(D)                               The Sellers wish to sell to the Investors, and the Investors wish to purchase from Sellers, all of the Sale Shares, all upon the terms and subject to the conditions set forth herein.

AGREEMENT:

SECTION 1
INTERPRETATION

1.1.                            Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“1933 Act” means the Securities Act of 1933 of the United States of America, as amended, and the rules and regulations promulgated thereunder.

“ADSs” means those interests in Shares issued pursuant to the Deposit Agreement by and among the Company, Citibank, N.A., as depositary, and the holders and beneficial owners of American Depositary Shares issued thereunder. Each ADS represents two Shares.

“Affiliate” or “affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is a Relative of the Subject Person. In the case of the Sellers, the term “Affiliate” includes (v) any Controlling shareholder of such Seller, (w) any of such shareholder’s general partners or limited partners, (x) the fund manager managing such shareholder (and general partners, limited partners and officers thereof) and (y) trusts Controlled by or for the benefit of any such individuals referred to in (w) or (x).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong or New York City are required or authorized by law or executive order to be closed.

“Charter Documents” means the Memorandum and Articles of Association or similar organization documents of a Person.

“Completion” means the First Completion or the Second Completion, as the case may be.

“Control” of a Person means (a) ownership of more than fifty percent (50%) of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through ownership or voting proxy of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security interest or any other encumbrance but which has an economic or financial effect similar to the granting of security interest or any other encumbrance under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person (other than, in the case of any Equity Securities, any transfer restriction arising under applicable securities laws) and (d) any adverse claim as to title, possession or use.

“Equity Securities” means, with respect to any Person, such Person’s shares, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such shares, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such Person). Unless the context otherwise requires, any reference to “Equity Securities” refers to the Equity Securities of the Company.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange or other self-regulatory body, whether domestic or foreign, in each case having competent jurisdiction.

“NYSE American” means the NYSE American LLC. or any successor thereto.

“Ownership Percentage” means for the Fund Seller, the percentage obtained by dividing (i) the total number of Sale Shares to be sold hereunder by (ii) the total number of Fund Shares, and for the Campus Seller, the percentage obtained by dividing (x) the total number of Sale Shares to be sold hereunder by (y) the total number of Campus Shares.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person that subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association, limited liability company, business trust, trust, organization or other entity (whether or not having separate legal personality).

“Relative” of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, first cousin, uncle, aunt, nephew, niece or in-laws of such person or spouse.

“Sale Percentage” means for the Primary Investor, 55%, and for the Co-Investor, 45%.

“Shares” means the Class A ordinary shares of the Company, par value US$0.003 per share.

“Tax” means any tax, duty, deduction, withholding, impost, levy, fee, assessment or charge of any nature whatsoever (including, without limitation, income, franchise, value added, sales, use, excise, stamp, customs, documentary, transfer, withholding, property, capital, employment, payroll, ad valorem, net worth or gross receipts taxes and any social security, unemployment or other mandatory contributions) imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other body in the PRC, the United States, Singapore or elsewhere and any interest, addition to tax, penalty, surcharge or fine in connection therewith.

“US$” or “$” means United States Dollars, the lawful currency of the United States of America.

1.2.                            Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

“Agreement”	Preamble
“Campus Seller”	Preamble
“Campus Shares”	Recitals
“Co-Investor”	Preamble
“Company”	Preamble
“Confidential Information”	Section 7.1
“Consideration”	Section 2.1
“Cure Period”	Section 2.3(b)
“Dispute”	Section 14.2(a)
“First Closing”	Section 2.3
“First Payment”	Section 2.2
“Fund Seller”	Preamble
“Fund Shares”	Recitals
“HKIAC”	Section 14.2(a)
“Indemnified Party”	Section 10.1
“Indemnifying Party”	Section 10.1
“Installment Payment”	Section 2.2
“Investors”	Preamble
“Investors Warranties”	Section 6.2
“Losses”	Section 10.1
“Primary Investor”	Preamble
“Representatives”	Section 7.1
“Rules”	Section 14.2(a)
“Sale Shares”	Preamble
“Second Closing”	Section 2.3
“Second Payment”	Section 2.2
“Sellers”	Preamble
“Third Payment”	Section 2.2

1.3.                            Interpretation.

(a)                                 Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)                                 Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)                                  Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)                                 Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)                                  Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(f)                                   References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, restated, consolidated, supplemented, novated or replaced from time to time.

(g)                                  Knowledge. Where any statement is qualified by the expression “to the best of a Person’s knowledge” or any similar expression, that statement shall, unless otherwise stated, be deemed to refer to the knowledge of a prudent Person in the position of such Person who shall be deemed to have knowledge of such matters as he would have discovered, had he made such enquiries and investigations as a prudent Person would have made to confirm the subject matter of the statement.

(h)                                 Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(i)                                     Language. This Agreement is drawn up in the English language.

SECTION 2
SALE AND PURCHASE OF THE SALE SHARES

2.1.                            Sale Shares. Upon the terms and subject to the conditions of this Agreement, the Investors, jointly and severally, agree to purchase, and the Sellers, jointly and severally, agree to sell to the Investors, the Sale Shares, for a total purchase price of US$3,500,000.00 (United States Dollars three million and five hundred thousand) (the “Consideration”).

2.2.                            Consideration. The Investors shall pay the Consideration to the respective accounts of the Sellers set forth on Schedule 4 in accordance with the payment schedule set out in the following and, further, Part A of Schedule 5:

(a)                                 10% of the Consideration ($350,000.00) immediately upon the execution of this Agreement (the “First Payment”) in aggregate, paid pro rata to each Seller based on its Ownership Percentage, by each of Primary Investor and Co-Investor based on its Sale Percentage;

(b)                                 20% of the Consideration ($700,000.00) at the end of 90 calendar days after the execution of this Agreement (subject to the Cure Period (defined below)) (the “Second Payment”) in aggregate, paid pro rata to each Seller based on its Ownership Percentage, by each of Primary Investor and Co-Investor based on its Sale Percentage;

(c)                                  70% of the Consideration ($2,450,000.00) at the end of 180 calendar days after the First Payment (subject to the Cure Period (defined below)) (the “Third Payment”; together with the Second Payment and the First Payment, each an “Installment Payment”) in aggregate, paid pro rata to each Seller based on its Ownership Percentage, by each of Primary Investor and Co-Investor based on its Sale Percentage; and

(d)                                 If the Second Payment or the Third Payment falls due on a day that is not a Business Day, the payment shall be made on the immediately preceding Business Day.

2.3.                            Defaults in Payments; First and Second Completion.

(a)                                 If the Investors fail to make the First Payment in accordance with the payment schedule set forth in Section 2.2 and Part A of Schedule 5, the Sellers shall have the right to terminate this Agreement with immediate effect by written notice to the Investors.

(b)                                 The Investors are entitled to an aggregate of up to 90 calendar days (the “Cure Period”) to cure defaults in making the Second Payment and the Third Payment.

(c)                                  If the Investors make the First Payment but fail to make the Second Payment in accordance with the payment schedule set forth in Section 2.2 and Part A of Schedule 5, after giving effect to the Cure Period, (i) the Sellers shall have the right to terminate this Agreement with immediate effect by written notice to the Investors; (ii) the Investors shall forfeit the First Payment made to the Sellers without any further obligation to the Sellers; and (iii) the Sellers shall owe no further obligation to the Investors, including delivery of any Sale Shares.

(d)                                 If the Investors make the First Payment and the Second Payment to the Sellers in accordance with the payment schedule set forth in Section 2.2 and Part A of Schedule 5, after giving effect to the Cure Period, as applicable, the completion of the sale and purchase of 328,044 Sale Shares (the number of Sale Shares to be sold by each Seller and purchased by each Investor is set forth in Part B of Schedule 5) (the “First Completion”) shall occur subject to and in accordance with the provision of Sections 3 and 4, following which:

(i)                                     if the Investors fail to make the Third Payment in accordance with the payment schedule set forth in Section 2.2 and Part A of Schedule 5, after giving effect to the Cure Period, as applicable, the Sellers shall have the right to terminate this Agreement with immediate effect by written notice to the Investors without any further obligation to the Investors and the Investors shall forfeit the Second Payment made to the Sellers without any further obligation to the Sellers; or

(ii)                                  if the Investors make the Third Payment in accordance with the payment schedule set forth in Section 2.2 and Part A of Schedule 5, after giving effect to the Cure Period, as applicable, the completion of the sale and purchase of the remaining 2,952,403 Sale Shares (the number of Sale Shares to be sold by each Seller and purchased by each Investor is set forth in Part B of Schedule 5) (the “Second Completion”) shall occur subject to and in accordance with the provision of Sections 3 and 4.

(e)                                  The Parties acknowledge and agree (having taken independent legal advice) that the forfeiture by the Investors of the First and/or the Second Payment pursuant to the provisions of this Section 2.3 is reasonable and necessary for the protection of the legitimate interests of the Sellers and is intended to provide a fair and reasonable compensation to the Sellers for the actual losses that they are expected to suffer from the non-occurrence of the First Completion and/or the Second Completion and is not punitive or excessive.

SECTION 3
CONDITIONS PRECEDENT TO EACH COMPLETION

3.1.                            Conditions Precedent to Obligations of the Investors at Completion. The obligation of the Investors to complete the purchase of the relevant Sale Shares at each Completion is subject to the fulfillment, prior to or simultaneously with such Completion, of the following conditions, any one or more of which may be waived in writing by the Investors (other than those set out in Section 3.1(d) below):

(a)                                 the Sellers Warranties remaining true and correct in all material respects on the relevant Completion Date, provided, however, that to the extent any portion of any Sellers Warranty is already qualified as to materiality, such portion of such Sellers Warranty as so qualified shall remain true and correct in all respect;

(b)                                 each Seller having performed and complied in all material respects with all of their respective agreements and obligations contained in this Agreement that are required to be performed or complied with by it on or before the relevant Completion;

(c)                                  each Seller having duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement and the transactions contemplated thereby, and having provided a copy of the resolutions (and all attachments thereto) to the Investors (each certified by a duly authorized director to be a true, complete and correct copy), each to the extent required by applicable law and the Charter Documents of such Seller, of the sale of the relevant Sale Shares owned by such Seller to the Investors; and

(d)                                 there being no Governmental Authority or other Person that has:

(i)                                     instituted or threatened any legal, arbitral or administrative proceedings or written inquiry against the Sellers to restrain, prohibit, delay or otherwise challenge the transaction contemplated hereby or requested any information in connection with the possible institution of any such proceedings or inquiry; or

(ii)                                  enacted any statute, regulation or policy which would prohibit, materially restrict, impact or delay the implementation of the transactions contemplated hereby; and

(e)                                  the Agreement having been executed by each party thereto other than the Investors and delivered to the Investors.

3.2.                            Conditions Precedent to Obligations of Sellers at Completion. With respect to the Investors, the Sellers’ respective obligations to complete the sale of the relevant Sale Shares at each Completion is subject to the fulfillment, prior to or simultaneously with the relevant Completion, of the following conditions, any one or more of which may be waived by the Sellers (other than those set out in Section 3.2(e) and (f) below):

(a)                                 the Investors shall have paid the relevant Installment Payment portion of the Consideration in respect of the Sale Shares to be delivered at such Completion in compliance with Sections 2.2, 2.3 and Schedule 5, by wire transfer of immediately available funds to the accounts of the Sellers set forth on Schedule 4.

(b)                                 the Investors Warranties remaining true and correct in all material respects on the Completion Date, provided, however, that to the extent any portion of any Investors Warranty is already qualified as to materiality, such portion of such Investors Warranty as so qualified shall remain true and correct in all respect;

(c)                                  the Investors having performed and complied in all material respects with all of their agreements and obligations contained in this Agreement that are required to be performed or complied with by it on or before Completion;

(d)                                 the Investors having duly attended to and carried out all corporate procedures that are required under the laws of their place of incorporation or establishment to effect its execution, delivery and performance of the transactions contemplated hereby;

(e)                                  all consents and approvals of, notices to and filings or registrations with any Governmental Authority or any other Person required on the part of the Investors to consummate the transactions contemplated under this Agreement (to the extent that such transactions are to be completed on or prior to the Completion Date), having been obtained or made and copies thereof having been provided to the Sellers (each certified by a duly authorized director or officer to be true, complete and correct copies thereof as of the Completion Date);

(f)                                   there being no Governmental Authority or other Person that has:

(i)                                     instituted any legal, arbitral or administrative proceedings or written inquiry against the Investors to restrain, prohibit, delay or otherwise challenge the transaction contemplated hereby or requested any information in connection with the possible institution of any such proceedings or inquiry; or

(ii)                                  enacted any statute, regulation or policy which would prohibit, materially restrict, impact or delay the implementation of the transactions contemplated hereby;

(g)                                  this Agreement having been duly executed by the Investors and delivered to the Sellers;

(h)                                 each Investor having provided a certificate of incumbency and authority in the customary form; and

(i)                                     the Investors having delivered to the Sellers (i) a certificate, dated the Completion Date and signed by an authorized signatory of each Investor, certifying that the conditions set forth in paragraphs (a) through (g) of this Section 3.2 have been satisfied.

SECTION 4
COMPLETION ACTIONS

4.1.                            Time and Place of Completion. Each Completion shall take place remotely by the exchange of electronic mail and/or facsimile on or before the 5th Business Day after all the conditions precedent set forth in Sections 3.1 and 3.2 (other than those conditions precedent that by their nature cannot be fulfilled until Completion but subject to fulfilment at Completion) are satisfied or waived in writing, or at such other time and place or in other manners as the Parties may agree.

4.2.                            Actions at Completion. At each Completion, each Seller shall deliver to the Investors:

(a)                                 in respect of Share Shares in the form of Shares, share certificates in its name evidencing ownership of the relevant Sale Shares to be delivered at such Completion (or, in the event that any of these share certificates are missing, an affidavit in customary form with market standard indemnity bond) free and clear of Encumbrances;

(b)                                 in respect of Share Shares represented by ADSs, a copy of written instruction to its custodian bank to transfer the ADSs representing the relevant Sale Shares to the relevant Investor (whose account details to be notified in writing to the Sellers at least three Business Days prior to the relevant Completion); and

(c)                                  a receipt for the relevant Installment Payment(s) related to such Sale Shares so delivered at the relevant Completion (subject to the receipt of the same).

SECTION 5
OBLIGATIONS OF THE SELLERS BETWEEN EXECUTION AND COMPLETION

5.1.                            Notices of Breaches. From the date hereof until the Second Completion (unless this Agreement is terminated earlier), except as contemplated hereunder, each Seller shall, to the best of its knowledge, give the Investors prompt notice of any event, condition or circumstance occurring that would constitute (or with the taking of action or passage of time would so constitute) a breach of any of its obligations hereunder.

5.2.                            Restrictions on Actions between Execution and Completion. From the date hereof until the Second Completion (unless this Agreement is terminated earlier), other than as set forth or contemplated in this Agreement, neither Seller shall, without the prior written consent of the Investors:

(a)                                 offer, pledge, issue, sell, contract to sell, lend, or otherwise transfer or dispose of, directly or indirectly, any Sale Shares owned by such Seller;

(b)                                 cause any Encumbrance to exist with respect to the Sale Shares owned by such Seller;

(c)                                  enter into any reorganization, consolidation, merger, joint venture or partnership that would materially and adversely affect its ability to perform its respective obligations hereunder;

(d)                                 make any alteration or amendment to such Seller’s Charter Documents that would materially and adversely affect its ability to perform its respective obligations hereunder; or

(e)                                  commence any bankruptcy or insolvency related proceeding.

SECTION 6
REPRESENTATIONS AND WARRANTIES

6.1.                            Sellers Warranties. Each Seller represents and warrants to the Investors in the terms of the warranties set forth in Schedule 2 (such warranties, the “Sellers Warranties”) and acknowledges that the Investors in entering into this Agreement are relying on the Sellers Warranties.

6.2.                            Investors Warranties. Each Investor represents and warrants to the Sellers in the terms of the warranties set forth in Schedule 3 (such warranties, the “Investors Warranties”) and acknowledges that the Sellers in entering into this Agreement are relying on the Investors Warranties.

6.3.                            Bring-Down to Completion. The Sellers Warranties and the Investors Warranties shall be deemed to be repeated as at each Completion (for the avoidance of doubt, whenever the Sale Shares are concerned, in respect of the relevant portion to be delivered at the relevant Completion only) as if they were made on and as of the relevant Completion and all references therein to the date of this Agreement were references to the date of such Completion.

6.4.                            Survival. The Sellers Warranties and the Investors Warranties shall survive Completion until the first anniversary of the First Completion (to the extent that they are deemed to be repeated as at the First Completion) or the Second Completion (to the extent that they are deemed to be repeated as at the Second Completion).

SECTION 7
CONFIDENTIALITY; RESTRICTION ON ANNOUNCEMENTS

7.1.                            General Obligation. Each Party undertakes to the other Party that it shall not reveal, and that it shall use its commercially reasonable efforts to procure that its respective directors, equity interest holders, officers, employees, agents, counsel and advisors who are in receipt of any Confidential Information (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the concerned Party. The term “Confidential Information” as used in this Section 7 means: (a) any non-public information concerning the organization, structure, business or financial results or condition of any Party; (b) the terms of this Agreement, and the identities of the Parties and their respective Affiliates; and (c) any other information or material prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

7.2.                            Exceptions. The provisions of Section 7.1 shall not apply to:

(a)                                 disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;

(b)                                 disclosure by a Party to a Representative or an Affiliate if such Representative or Affiliate (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality; or

(c)                                  disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange having jurisdiction over a Party or its parent company (including NYSE American) or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; provided that no prior notice to any Party shall be required to be given under this Section 7.2(c) with respect to any dispute arising out of or relating to this Agreement.

7.3.                            Publicity. Except as required by law, by any Governmental Authority (including any relevant stock exchange having jurisdiction over a Party or its parent company, including NYSE American) or otherwise agreed by all the Parties, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party; provided that any such publicity release or public announcement shall be reviewed and agreed by the Parties hereto prior to its release.

SECTION 8
COVENANTS

8.1.                            Commercially Reasonable Efforts.  Each Party shall use its commercially reasonable efforts to timely satisfy each of the covenants and conditions to Completion to be satisfied by it as provided in this Agreement.

8.2.                            Right Not to Take Action. Notwithstanding any other provision of this Agreement, neither Party shall be obligated to take any action or omit to take any action under this Agreement that it believes, in good faith based on the written advice of its counsel, would cause it to be in violation of any applicable law.

SECTION 9
TAXES, DUTIES, FEES AND EXPENSES

9.1.                            Taxes, Duties, Fees and Expenses. Except as expressly set forth in this Agreement to the contrary, each of the Parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such Party) and Taxes incurred in connection with or arising from this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, the Sellers shall pay all stamp taxes and/or other transfer taxes and duties of a similar nature levied in connection with the delivery of any Sale Shares (if any).

SECTION 10
INDEMNIFICATION

10.1.                     General Indemnity.

(a)                                 Each Party (with the Sellers and the Investors each being treated, jointly and severally, as a single Party hereto) (the “Indemnifying Party”) shall (to the fullest extent permitted by applicable laws) indemnify, defend and hold harmless the other Party and its Affiliates, its or its Affiliates’ officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all losses, damages, liabilities, claims, proceedings, Taxes, costs and expenses actually suffered or incurred by any such Indemnified Party (including the fees, disbursements and other charges of counsel reasonably incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party, in connection with any breach as set forth below) (collectively, “Losses”) resulting from or arising out of any material breach by the Indemnifying Party of any warranty or any other covenant or agreement in this Agreement, except any Loss resulted from the gross negligence or willful misconduct of any Indemnified Party. The aggregate liability of the Indemnifying Party under this Section 10.1 shall not exceed an amount equal to the portion of the Consideration that is actually paid to the Sellers.

(b)                                 In the event that any Indemnified Party wishes to make a claim for indemnification pursuant to this Section 10.1, it shall give written notice of such claim to the Indemnifying Party, accompanied by appropriate documents and invoices containing reasonable detail of the claim and evidence of the Losses, provided that, in any case:

(i)                                     no claim for indemnification may be made for any breach of, or inaccuracy in, any of the Sellers Warranties or the Investors Warranties, as applicable, after the expiration of the applicable survival period set out in Section 6.4; and

(ii)                                  no claim for indemnification may be made for any breach of any covenant or agreement under this Agreement (other than the Sellers Warranties and the Investors Warranties) after the first anniversary of the Second Completion or the First Completion (if the Second Completion does not occur).

SECTION 11
TERMINATION

11.1.                     Effective Date; Termination. This Agreement shall become effective upon execution by all of the Parties and shall continue in force until terminated in accordance with Section 11.2.

11.2.                     Events of Termination. This Agreement may be terminated prior to or following any Completion as follows:

(a)                                 Upon a default in payment by either Investor, the Sellers shall have the right, jointly but not severally, to terminate this Agreement pursuant to the provisions of Section 2.3;

(b)                                 if either Seller has breached any Sellers Warranty or any other material covenant or agreement of the Sellers contained in this Agreement such that the conditions set out in Section 3.1(a) and/or (b) would not be satisfied, which breach cannot be cured or, if it is capable of being cured, is not cured within thirty (30) days after the Sellers being notified in writing of the same, the Investors shall have the right, jointly but not severally, to terminate this Agreement;

(c)                                  if either Investor has breached any Investors Warranties or any other material covenant or agreement of the Investors contained in this Agreement such that the conditions set out in Section 3.2(a) and/or (b) would not be satisfied, which breach cannot be cured or, if capable of being cured, is not cured within thirty (30) days after the Investors being notified in writing of the same, the Sellers shall have the right, jointly but not severally, to terminate this Agreement; or

(d)                                 at any time on or prior to the Second Completion, by mutual written consent of the Parties;

provided, that any right to terminate this Agreement pursuant to this Section 11.2 shall not be available to any Party in breach of any of its obligations hereunder.

11.3.                     Effect of Termination; Survival. If this Agreement is terminated in accordance with Section 11.2, it shall become void and of no further force and effect, and no Party shall subsequently have any rights or obligations under this Agreement save in respect of the provisions of Section 7 (Confidentiality; Restriction on Announcements), Section 9 (Taxes, Duties, Fees and Expenses), Section 10 (Indemnification), this Section 11.3 (Survival), Section 14 (Governing Law and Jurisdiction) and those provisions expressly stated to survive the termination of this Agreement; For the avoidance of doubt, all rights and liabilities of the Parties which have accrued before such termination shall continue to exist, such as, in the event of a termination pursuant to Section 11.2(a), the Sellers shall be entitled to retain that portion of the Consideration previously received without any further obligation to the Investors, including in respect of the delivery of any Sale Shares.

SECTION 12
NOTICES

12.1.                     Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant Party at its address or fax number or e-mail address as set out below (or such other address or fax number or e-mail address as the addressee has by five (5) Business Days’ prior written notice specified to the other Parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by international commercial overnight delivery service or courier (such as Federal Express or DHL). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered, (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering party; (b) if sent by post within the same country, on the fifth (5th) Business Day following posting, and if sent by post to another country, on the seventh (7th) Business Day following posting; (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch; and (d) the day of sending, if sent by e-mail prior to 5:00 p.m. (local time of the recipient) on any Business Day or the next succeeding Business Day if sent by e-mail after 5:00 p.m. (local time of the recipient) on any Business Day or on any day other than a Business Day, in each case provided that confirmation of receipt is requested and received.

12.2.                     Addresses and Fax Numbers. The initial address and facsimile for each Party for the purposes of this Agreement are:

if to the Investors:	with a copy to:

Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands	Loeb & Loeb LLP 21st Floor CCB Tower 3 Connaught Road, Central, Hong Kong Facsimile: +852 3923 1100 E-mail: lvenick@loeb.com Attention: Lawrence Venick

if to the Fund Seller:	with a copy to:

Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands	Baring Private Equity Asia Suite 3801, Two International Finance Centre, Central, Hong Kong Facsimile: +852 2843 9300 E-mail: patrickcordes@bpeasia.com Attention: Patrick Cordes

if to the Campus Seller:	with a copy to:

Columbus Centre, 2nd Floor, Suite 210, Road Town, Tortola, British Virgin Islands	Baring Private Equity Asia Suite 3801, Two International Finance Centre, Central, Hong Kong Facsimile: +852 2843 9300 E-mail: patrickcordes@bpeasia.com Attention: Patrick Cordes

SECTION 13
MISCELLANEOUS

13.1.                     No Partnership. The Parties expressly do not intend to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Parties do not intend to be partners to each other, partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of transactions contemplated hereby or either Investor’s status as holder of the Sale Shares. The Sellers further acknowledge that neither Investor is acting as a financial advisor or fiduciary of the Company or either Seller (or in any similar capacity) with respect to the transactions contemplated by this Agreement, and neither Seller has received any advice given by either Investor or any of their respective representatives or agents in connection with the transactions contemplated hereby except for the Investors Warranties set forth in Schedule 3 hereto.

13.2.                     Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

13.3.                     Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

13.4.                     Entire Agreement. This Agreement constitutes the whole agreement among the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

13.5.                     Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of such provisions of this Agreement as remain not so deleted.

13.6.                     Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

13.7.                     Transfer; Assignment. The Sellers shall not assign this Agreement or any of its rights or duties hereunder to any Person. Either Investor may assign this Agreement or any of its rights or obligations hereunder to any of its wholly owned subsidiaries; subject to compliance with applicable securities laws, and provided that such Investor undertakes to promptly notify the Sellers in writing of any such assignment and that such Investor shall remain liable for any of its obligations hereunder.

13.8.                     Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13.9.                     Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Party shall be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by the non-defaulting Party by reason of any breach of obligations contained in this Agreement by them and agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would otherwise be adequate.

13.10.              Compliance with Laws. Each Party undertakes to comply with applicable disclosure requirements under applicable securities laws and rules of the stock exchanges having jurisdiction over such Party in connection with the execution and performance of this Agreement and the transactions contemplated hereby.

SECTION 14
GOVERNING LAW AND JURISDICTION

14.1.                     Governing Law. This Agreement, the rights of the Parties hereunder and all disputes arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of Hong Kong, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

14.2.                     Dispute Resolution.

(a)                                 Any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (the “Dispute”), shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration is submitted in accordance with these Rules.  The seat of arbitration shall be Hong Kong.  The number of arbitrators shall be three, of whom one arbitrator shall be designated by the claimant(s) to the Dispute, one arbitrator shall be designated by the respondent(s) to the Dispute, and the two arbitrators so designated shall, within thirty (30) days of their appointment, designate the third arbitrator, which third arbitrator shall act as the presiding arbitrator.  Should either party fail to designate an arbitrator, or should the two designated arbitrators fail to designate the third arbitrator within thirty (30) days of their appointment, such arbitrator shall be appointed by the HKIAC in accordance with the Rules.  The language to be used in the arbitral proceedings shall be English.

(b)                                 This clause shall not preclude Parties from seeking injunctive relief and/ or interim or provisional remedies from a court of competent jurisdiction in aid of arbitration, or pending the establishment of the arbitral tribunal or the arbitral tribunal’s determination of the Dispute.

(c)                                  The Parties agree that any award rendered by the arbitral tribunal may be enforced in any court of competent jurisdiction.  The Parties undertake to carry out any award of the arbitral tribunal without delay, and waive their rights to refer any question of law and any rights of appeal on the law or the merits to a court of law or other judicial authority.  No party shall challenge or resist enforcement action taken by another party in whose favor any award is made by the arbitral tribunal.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

ORIENTAL EMINENT VENTURES LIMITED

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

INFINITE VICTORY VENTURES LIMITED

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

CAMPUS HOLDINGS LIMITED

By:
Name:	Tariq Syed Usman
Title:	Alternate Director to Caroline Baker

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

BARING PRIVATE EQUITY ASIA V HOLDING (4) LIMITED

By:
Name:	Tariq Syed Usman
Title:	Alternate Director to Caroline Baker

Signature Page to Share Purchase Agreement

SCHEDULE 1

PARTICULARS OF THE COMPANY

Company

Registered Company Name:	Ambow Education Holding Ltd.

Registered Address:	Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands

Date of Incorporation:	June 26, 2007

Company Number:	189774

Place of Incorporation:	Cayman Islands

SCHEDULE 1-1

SCHEDULE 2

SELLERS WARRANTIES

Each Seller hereby makes, as to itself, as of the date hereof and as of each Completion (for the avoidance of doubt, whenever the Sale Shares are concerned, in respect of the relevant portion to be delivered at the relevant Completion only), the following representations and warranties to the Investors, each of which shall survive each Completion in accordance with Section 6.4:

1)                                     Such Seller has the corporate power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

2)                                     This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against such Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3)                                     The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby does not and will not constitute or result in a breach, violation, or default in any material respect under (i) any agreement or instrument, whether written or oral, express or implied, to which Seller is a party, (ii) such Seller’s Charter Documents, or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of such Seller.

4)                                     Such Seller is the sole legal and beneficial owner of and has good and valid title to the Sale Shares to be sold by it, and, subject to the necessary actions to be taken by the Company or its agents or depositaries, upon delivery to the Investors of the Sale Shares to be sold by it, against payment previously made pursuant to this Agreement, good and valid title to such Sale Shares, free and clear of any Encumbrance, will pass to the relevant Investor.

5)                                     Such Seller is not a “U.S. Person” as defined in Rule 902 of Regulation S promulgated under the Securities Act (the “Securities Act”).  At the time this Agreement was entered into, such Seller was outside the United States.  Such Seller is selling the Sale Shares solely for the Seller’s own account and not for the account or benefit of any U.S. person.

SCHEDULE 2-1

6)                                     Such Seller is an informed and sophisticated investor, and has engaged expert advisors, experienced in transactions of the type contemplated by this Agreement.  Such Seller further represents that it has evaluated all information it deems necessary, desirable and appropriate to evaluate the merits and risks of the transactions contemplated herein and has received such legal and financial other advice as deemed to be necessary, desirable and appropriate to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  In evaluating the suitability of the transactions contemplated herein, such Seller has not relied upon any representations or information whether oral or written made by or on behalf of Investors other than the warranties of the Investors expressly set forth in this Agreement.  Such Seller acknowledges that (i) either Investor or their respective Affiliates or agents currently may have, and later may come into possession of, information with respect to the Company that is not known to such Seller and that may be material to a decision to sell the Sale Shares (“Seller Excluded Information”), (ii) such Seller has determined to sell the Sale Shares notwithstanding its lack of knowledge of any Seller Excluded Information and (iii) none of Investors or their respective Affiliates or agents shall have any liability to such Seller, and such Seller waives and releases any claims that it might have against Investors and their respective Affiliates or agents whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the sale of the Sale Shares and the transactions contemplated by this Agreement.  Such Seller understands that Investors and their respective Affiliates and agents will rely on the accuracy and truth of the foregoing representations, and such Seller hereby consents to such reliance.

SCHEDULE 2-2

SCHEDULE 3

INVESTORS WARRANTIES

Each Investor hereby makes, as of the date hereof and as of each Completion, the following representations and warranties to the Sellers, each of which shall survive each Completion in accordance with Section 6.4:

1)                                     Such Investor has the corporate power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by such Investor of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

2)                                     This Agreement has been duly executed and delivered by such Investor and constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3)                                     The execution and delivery of this Agreement by such Investor and the consummation by such Investor of the transactions contemplated hereby does not and will not constitute or result in a breach, violation, or default in any material respect under (i) any agreement or instrument, whether written or oral, express or implied, to which such Investor is a party, (ii) such Investor’s Charter Documents, or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of such Investor.

4)                                     Such Investor is not a “U.S. Person” as defined in Rule 902 of Regulation S promulgated under the Securities Act (the “Securities Act”).  At the time this Agreement was entered into, such Investor was outside the United States.  Such Investor is purchasing the Sale Shares solely for the account of non-U.S. persons.

5)                                     The financial capacity and cash resources that such Investor has (and when each Installment Payment falls due will have) to meet its obligations under this Agreement are not derived from or related to any activities violating applicable anti-money laundering, anti-bribery, sanctions or similar laws.

SCHEDULE 3-1

6)                                     Such Investor is an informed and sophisticated investor, and has engaged expert advisors, experienced in transactions of the type contemplated by this Agreement.  Such Investor further represents that it has evaluated all information it deems necessary, desirable and appropriate to evaluate the merits and risks of the transactions contemplated herein and has received such legal and financial other advice as deemed to be necessary, desirable and appropriate to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  In evaluating the suitability of the transactions contemplated herein, such Investor has not relied upon any representations or information whether oral or written made by or on behalf of the Sellers other than the warranties of the Sellers expressly set forth in this Agreement. Such Investor acknowledges that (i) each Seller or its Affiliates or agents currently may have, and later may come into possession of, information with respect to the Company that is not known to such Investor and that may be material to a decision to purchase the Sale Shares (“Investor Excluded Information”), (ii) such Investor has determined to purchase the Sale Shares notwithstanding its lack of knowledge of any Investor Excluded Information and (iii) none of the Sellers or their respective Affiliates or agents shall have any liability to such Investor, and such Investor waives and releases any claims that it might have against the Sellers or their respective Affiliates or agents whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Investor Excluded Information in connection with the purchase of the Sale Shares and the transactions contemplated by this Agreement. Such Investor understands that Sellers and their respective Affiliates and agents will rely on the accuracy and truth of the foregoing representations, and such Investor hereby consents to such reliance.

SCHEDULE 3-2

SCHEDULE 4

SELLER ACCOUNTS

Campus Seller

Beneficiary Bank:	Deutsche Bank AG, Singapore

SWIFT Code:	DEUTSGSG

Beneficiary Details:	Campus Holdings Limited - Account 1

A/C No:	6026009

Attention:	Fanny Yam / Frederick Fong

Correspondent Bank:	Deutsche Bank Trust Company Americas, New York, 111 Wall Street, New York 10043 USA

Chips:	UID 061968

ABA number:	021001033

SWIFT Code:	BKTRUS33

A/C no.	04-411-229

A/C Name:	Deutsche Bank AG, Singapore

Fund Seller

Beneficiary Bank:	Deutsche Bank AG, Singapore

SWIFT Code:	DEUTSGSG

Beneficiary Details:	Baring Private Equity Asia V Holding (4) Limited

A/C No:	6030795

Attention:	Fanny Yam / Frederick Fong

Correspondent Bank:	Deutsche Bank Trust Company Americas, New York, 111 Wall Street, New York 10043 USA

Chips:	UID 061968

ABA number:	021001033

SWIFT Code:	BKTRUS33

A/C no.	04-411-229

A/C Name:	Deutsche Bank AG, Singapore

SCHEDULE 4-1

SCHEDULE 5

PART A : PAYMENT SCHEDULE

First Payment (US$)

Consideration to be paid/received	Primary Investor	Co-Investor	Total
Fund Seller	169,136.03	138,384.03	307,520.06
Campus Seller	23,363.97	19,115.97	42,479.94
Total	192,500.00	157,500.00	350,000.00

Second Payment (US$)

Consideration to be paid/received	Primary Investor	Co-Investor	Total
Fund Seller	338,272.06	276,768.05	615,040.11
Campus Seller	46,727.94	38,231.95	84,959.89
Total	385,000.00	315,000.00	700,000.00

Third Payment (US$)

Consideration to be paid/received	Primary Investor	Co-Investor	Total
Fund Seller	1,183,952.22	968,688.18	2,152,640.40
Campus Seller	163,547.78	133,811.82	297,359.60
Total	1,347,500.00	1,102,500.00	2,450,000.00

SCHEDULE 5-1

PART B : COMPLETION SCHEDULE

First Completion

Number of Sale Shares to be sold/purchased	Primary Investor	ADS/ORD	Cert/Acct	Indemnity Y/N?	Co-Investor	ADS/ORD	Cert/Acct	Indemnity Y/N?	Total
Fund Seller	158,526	79,263 ADSs	Acct	N	129,702	64,851 ADSs	Acct	N	288,228
Campus Seller	21,898	10,949 ADSs	Acct	N	17,918	8,959 ADSs	Acct	N	39,816
Total	180,424	90,212 ADSs			147,620	73,810 ADSs			328,044

Second Completion

Number of Sale Shares to be sold/purchased	Primary Investor	ADS/ORD	Cert/Acct	Indemnity Y/N?	Co-Investor	ADS/ORD	Cert/Acct	Indemnity Y/N?	Total
Fund Seller	1,426,737	713,368 ADSs	Acct	N	1,167,330	583,665 ADSs	Acct	N	2,594,067
		1 ORD	Cert RSOA071
Campus Seller	197,084	68,239 ADSs	Acct	N	161,252	80,626 ADSs	Acct	N	358,336
		60,606 ORD	Cert RSOA038
Total	1,623,821	781,607 ADSs and 60,607 ORD			1,328,582	664,291 ADSs			2,952,403

SCHEDULE 5-2